                                                                    EXHIBIT 99.1

                              [LOGO APPEARS HERE]



                                                      News Release

FOR IMMEDIATE RELEASE
August 23, 2001


Contact: Steve Lambert
               (704) 939-4542


               Pillowtex Receives Bankruptcy Court Approval For
               ------------------------------------------------
                           Sale of Blanket Division
                           ------------------------

KANNAPOLIS, NC (August 23, 2001) - Pillowtex Corporation announced it has received U.S. Bankruptcy Court approval necessary to complete the sale of its blanket division, Beacon Manufacturing Company to Beacon Acquisition Corporation, an investment group comprised of current managers and a private investor.


         The sale of the blanket division includes two Beacon Manufacturing plants - an acrylic blanket manufacturing plant in Swannanoa and a cotton blanket manufacturing plant located in Westminster, S.C. A distribution facility in Mauldin, S.C. will be leased from Pillowtex. Approximately 700 people are employed at the three Beacon facilities. Beacon designs, manufactures and markets blankets.


         Pillowtex President Tony Williams said, "We are pleased with the court's approval of the sale and will move forward with plans to close the deal in September. This is truly a win-win situation that will help us to reduce our debt while at the same time, preserve the jobs of those working at the Beacon facilities."

         Pillowtex Corporation, with corporate offices in Kannapolis, N.C., is one of America's leading producers of household textiles including towels, sheets, rugs, pillows, mattress pads, feather beds, comforters and decorative bedroom and bath accessories. Pillowtex employs approximately 11,500 persons at its facilities in the United States and Canada. The Company's brands include Cannon, Fieldcrest, Royal Velvet, Charisma, and private labels. The Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on November 14, 2000.



                                   ## 30 ##